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                                                                    EXHIBIT 3.11

                                 AMENDMENT NO. 1
                         TO AMENDED AND RESTATED BYLAWS
                                       OF
                                   BELO CORP.




         At a meeting of the Board of Directors held on February 7, 2003, the Board approved amending Article III, Section 2 of the Bylaws of the Company to read in its entirety as follows:

          "Section 2. Number of Directors. The number of directors of the corporation constituting the Board of Directors shall be not less than nine (9) nor more than fourteen (14), determined from time to time in accordance with these Bylaws by resolution of the Board of Directors or of the stockholders."